Exhibit 99.2

                            LOAN AGREEMENT

This Agreement made as of March 10, 2009.

BETWEEN: Regency Resources Inc. (the “Company”) of 11 Glouchester Avenue, Flat 5, Camden Town,
London, NW1 7AU

AND: Jane H.C. Brooke (“Brooke”) of 11 Glouchester Avenue, Flat 5, Camden Town,
London, NW1 7AU

WHERAS:

Brooke is the Company’s President, has loaned the Company cash from time to time prior to the date hereof and has agreed to provide additional cash advances to the Company;

The parties wish to formalize agreement between them concerning these past and future cash advances,

Now therefore in consideration of the sum of $1.00 now paid by the Company to Brooke and the premises and the mutual covenants and agreements between the parties, the parties hereto herby agree as follows:

Brooke hereby agrees to provide working capital to the Company by making cash advances, aggregating $60,000 (the “Loan”), to the Company (some of which has been advanced to date) on an ‘as needed basis’ from time to time between the date hereof and December 31, 2009.

The Company acknowledges receipt of cash advances already made by Brooke on account of the Loan (as reflected on the books of the Company) as of the date hereof.

Brooke and the Company hereby agree that the Loan (including any and all prior advances) does not bear interest and has no fixed terms of repayment.  However Brooke may make demand for repayment of the Loan, or so much of it as may then have been advanced to the Company, at the time and from time to time hereafter, by written notice to the Company delivered to the address set forth above.

The parties agree that this Agreement will be binding upon the parties hereto and their respective heirs, executors, administrators and assigns and successors and assigns.

In witness whereof the parties have executed this Agreement as of the day and year first above written.

Regency Resources, Inc.

Signed:           DRAGAN BOZANIC
      DRAGAN BOZANIC
           Secretary Treasurer and Director

JANE H.C. BROOKE

Signed:     JANE H.C. BROOKE
          JANE H.C. BROOKE